                                                                EXHIBIT (a)(9)

FIVE YEAR SUMMARY
(millions of US dollars except per common share amounts)

                                                              1996           1995         1994         1993          1992
-----------------------------------------------------------------------------------------------------------------------------
SALES
   Thomson Corporation Publishing International               2,141          2,313        1,885        1,709         1,758
   Thomson Financial & Professional Publishing                1,934          1,287        1,132          992           893
                                                       ----------------------------------------------------------------------
         Total specialized information/publishing             4,075          3,600        3,017        2,701         2,651
   Thomson Newspapers                                         1,173          1,250        1,190        1,188         1,200
   Thomson Travel                                             2,475          2,375        2,227        2,040         2,204
-----------------------------------------------------------------------------------------------------------------------------
                                                              7,723          7,225        6,434        5,929         6,055
-----------------------------------------------------------------------------------------------------------------------------
EBITDA
   Thomson Corporation Publishing International                 471            543          411          375           331
   Thomson Financial & Professional Publishing                  516            293          235          198           171
                                                       ----------------------------------------------------------------------
         Total specialized information/publishing               987            836          646          537           502
   Thomson Newspapers                                           242            277          261          240           249
   Thomson Travel                                               177            173          208          181           178
   Corporate and other(1)                                       (70)           (49)         (42)         (33)          (27)
-----------------------------------------------------------------------------------------------------------------------------
                                                              1,336          1,237        1,073          961           902
OPERATING PROFIT BEFORE AMORTIZATION
   Thomson Corporation Publishing International                 351            411          313          291           255
   Thomson Financial & Professional Publishing                  392            222          175          149           135
                                                       ----------------------------------------------------------------------
         Total specialized information/publishing               743            633          488          440           390
   Thomson Newspapers                                           183            216          195          178           189
   Thomson Travel                                               109            102          140          117           107
   Corporate and other(1)                                       (70)           (49)         (42)         (33)          (27)
-----------------------------------------------------------------------------------------------------------------------------
                                                                965            902          781          702           659
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS ATTRIBUTABLE TO COMMON SHARES                          569            789          427          277           166
EARNINGS PER COMMON SHARE                                     $0.95          $1.34        $0.74        $0.48         $0.30
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
SUPPLEMENT INFORMATION
   Earnings as above                                            569            789          427          277           166
   Less: Gains on disposals of business, net of tax            (156)          (350)         (20)         (15)          (15)
                                                       ----------------------------------------------------------------------
   Earnings excluding gains on disposals of                     413            439          407          262           151
   businesses
   Add back:  Unusual charges, net of tax                       ---            ---          ---           75           170
                                                       ----------------------------------------------------------------------
   Adjusted earnings                                            413            439          407          337           321
   Adjusted earnings per common share                         $0.69          $0.74        $0.70        $0.59         $0.57
-----------------------------------------------------------------------------------------------------------------------------

(1) Corporate costs comprise unallocated central costs. Prior year amounts have been reclassified to conform with the current year's presentation.

MANAGEMENT REPORT

The management of The Thomson Corporation is responsible for the accompanying consolidated financial statements and other information included in the annual report. The financial statements have been prepared in conformity with Canadian generally accepted accounting principles using the best estimates and judgments of management, where appropriate. Information presented elsewhere in this annual report is consistent with that in the financial statements.

         Management is also responsible for a system of internal control which is designed to provide reasonable assurance that assets are safeguarded, liabilities are recognized and that the accounting systems provide timely and accurate financial reports.

         The Board of Directors is responsible for ensuring that management fulfills its responsibilities in respect of financial reporting and internal control. The Audit Committee of the Board of Directors meets periodically with management and the Corporation's independent auditors to discuss auditing matters and financial reporting issues. In additional, the Audit Committee reviews the annual consolidated financial statements and annually recommends to the Board of Directors the appointment of the independent auditors.

   /s/  Michael Brown       /s/ Nigel R. Harrison
   ------------------       ---------------------
  Michael Brown,            Nigel R. Harrison,
  President                 Executive Vice-President and Chief Financial Officer
  March 12, 1997


AUDITORS' REPORT

To the shareholders of The Thomson Corporation

         We have audited the accompanying consolidated balance sheets of The Thomson Corporation as at December 31, 1996 and 1995 and the consolidated statement of earnings and retained earnings and of changes in cash position for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 1996 and 1995 and the results of its operations and the changes in its cash position for the years then ended in accordance with generally accepted accounting principles.

         /s/  Price Waterhouse
         ---------------------
         Price Waterhouse
         Chartered Accountants, Toronto, Canada
         March 12, 1997

CONSOLIDATED STATEMENT OF EARNINGS AND RETAINED EARNINGS (millions of US dollars except per common share amounts)

                                                                                               YEAR ENDED DECEMBER 31
                                                                                              1996                1995
--------------------------------------------------------------------------------------------------------------------------
Sales                                                                                        7,723               7,725
Cost of sales, selling, marketing, general and administrative expenses                      (6,387)             (5,988)
--------------------------------------------------------------------------------------------------------------------------
Earnings before interest, tax, depreciation and amortization                                 1,336               1,237
Depreciation                                                                                  (371)               (335)
--------------------------------------------------------------------------------------------------------------------------
Operating profit before amortization                                                           965                 902
Amortization (notes 7 and 8)                                                                  (183)               (142)
--------------------------------------------------------------------------------------------------------------------------
Operating profit after amortization                                                            782                 760
Gains on disposals of businesses (note 14)                                                     169                 350
Net interest expense and other financing costs (note 2)                                       (277)               (225)
Income taxes (note 3)                                                                          (93)                (86)
--------------------------------------------------------------------------------------------------------------------------
Earnings before dividends declared on preference shares                                        581                 799
Dividends declared on preference shares (note 10)                                             (12)                (10)
--------------------------------------------------------------------------------------------------------------------------
Earnings attributable to common shares                                                         569                 789
Retained earnings at beginning of year                                                       3,244               2,757
Dividends declared on common shares (note 11)                                                 (334)               (302)
Costs of preferred share issue (note 10)                                                        (6)                 --
--------------------------------------------------------------------------------------------------------------------------
Retained earnings at end of year                                                             3,473               3,244
--------------------------------------------------------------------------------------------------------------------------
Earnings per common share (note 4)                                                          $ 0.95              $ 1.34
--------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET
(millions of US dollars)


                                                                                                     DECEMBER 31
                                                                                              1996                1995
ASSETS
         Cash and short-term investments                                                       375                 391
         Receivable from sale of UK newspapers (note 14)                                        --                 442
         Accounts receivable                                                                 1,168                 993
         Inventories                                                                           329                 339
         Prepaid expenses and other current assets                                             353                 389
--------------------------------------------------------------------------------------------------------------------------
             Current Assets                                                                  2,225               2,494
         Property and equipment (note 5)                                                     1,690               1,431
         Aircraft and spares (note 6)                                                          750                 762
         Publishing rights and circulation (note 7)                                          5,100               3,202
         Goodwill (note 8)                                                                   2,842               1,768
         Other assets                                                                          566                 300
--------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                       13,173               9,957
--------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
         Short-term indebtedness                                                                30                  18
         Accounts payable                                                                    1,398               1,263
         Deferred revenue                                                                      810                 653
         Current portion of long-term debt and finance leases (note 9)                         155                 165
--------------------------------------------------------------------------------------------------------------------------
              Current liabilities                                                            2,393               2,099
         Long-term debt (note 9)                                                             4,594               2,715
         Finance leases (note 9)                                                               251                 285
         Other liabilities                                                                     823                 568
         Deferred income taxes                                                                 465                 357
--------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                   8,526               6,024
--------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
         Share capital (notes 10 and 11)                                                     1,435                 953
         Cumulative translation adjustment (note 17)                                          (261)               (264)
         Retained earnings                                                                   3,473               3,244
--------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                          4,647               3,933
--------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                                         13,173               9,957
-------------------------------------------------------------------------------------------------------------------------


Approved by the Board

   /s/ Kenneth R. Thomson                              /s/ Michael Brown
   -------------------------                           -----------------
Kenneth R. Thomson, Director                           Michael Brown, Director

CONSOLIDATED STATEMENT OF CHANGES IN CASH POSITION (millions of US dollars except per common share amounts)

                                                                                               Year ended December 31
                                                                                              1996                1995
CASH PROVIDED BY (USED FOR):
OPERATIONS
     Earnings before dividends declared on preference shares                                   581                 799
     Add (deduct) items not involving cash:
           Depreciation                                                                        371                 335
           Amortization                                                                        183                 142
           Gains on disposals of businesses (note 14)                                         (169)               (350)
           Deferred taxes                                                                       48                  57
           Other                                                                                 8                  52
--------------------------------------------------------------------------------------------------------------------------
                                                                                             1,022               1,035
     Changes in working capital and other items                                                (53)               (368)
--------------------------------------------------------------------------------------------------------------------------
                                                                                               969                 667
--------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
     Acquisitions of businesses, less cash therein of
           $276 million (1995 - $17 million)                                                (3,517)               (380)
     Disposals of businesses:
           Proceeds                                                                            707               1,013
           UK newspaper proceeds (1995 - receivable)                                           442                (442)
     Additions to property and equipment, less proceeds
           from disposals of $10 million (1995 - $6 million)                                  (447)               (377)
     Aircraft progress payment refunds, less additions to
           aircraft and spares (1995 - less proceeds from
           disposals of $57 million)                                                            46                 (49)
     Other investing activities                                                                (54)                (38)
--------------------------------------------------------------------------------------------------------------------------
                                                                                            (2,823)               (273)
--------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIEs
     Net change in long-term debt and finance leases                                         1,661                (109)
     Dividends paid on common shares (note 11)                                                (184)               (179)
     Dividends paid on preference shares (note 10)                                             (12)                (10)
     Issue of preference shares, net of costs                                                  326                  --
     Other financing activities                                                                 (9)                (29)
--------------------------------------------------------------------------------------------------------------------------
                                                                                             1,782                (327)
--------------------------------------------------------------------------------------------------------------------------
                                                                                               (72)                 67
     Translation adjustments                                                                    44                 (14)
--------------------------------------------------------------------------------------------------------------------------
     (Decrease) increase in cash                                                               (28)                 53
     Cash at beginning of year                                                                 373                 320
--------------------------------------------------------------------------------------------------------------------------
     Cash at end of year(1)                                                                    345                 373
--------------------------------------------------------------------------------------------------------------------------
     Cash flow per common share provided by operations, before
           changes in working capital and other items (note 4)                              $ 1.71               $1.76
--------------------------------------------------------------------------------------------------------------------------

(1) Cash comprises cash and short-term investments of $375 million (1995 - $391 million) less short-term indebtedness of $30 million (1995 - $18 million).
--------------------------------------------------------------------------------

SEGMENTED INFORMATION
(millions of US dollars)

The principal activity of The Thomson Corporation (TTC) is specialized information and publishing. In addition, we have important interests in newspaper publishing and in leisure travel. TTC operates mainly in the United States, the United Kingdom and Canada.


                                                                   Total
                                                                specialized                          Corporate
                                                                information/                            and
BUSINESS SEGMENTS - 1996                     TCPI      TFPPG     publishing       TN       TTG(1)     other(2)     Total
--------------------------------------------------------------------------------------------------------------------------
Sales                                        2,141      1,934         4,075      1,173      2,475         --       7,723
--------------------------------------------------------------------------------------------------------------------------
Earnings before interest, tax
   depreciation and amortization               471        516           987        242        177       (70)       1,336
Depreciation                                  (120)      (124)         (244)       (59)       (68)         --       (371)
--------------------------------------------------------------------------------------------------------------------------
Operating profit before amortization           351        392           743        183        109       (70)         965
Amortization                                  (69)       (86)         (155)       (23)        (5)         --       (183)
--------------------------------------------------------------------------------------------------------------------------
Operating profit after amortization            282        306           588        160        104       (70)         782
--------------------------------------------------------------------------------------------------------------------------
Acquisitions of businesses                     200      3,399         3,599        171         23         --       3,793
--------------------------------------------------------------------------------------------------------------------------
Net additions to fixed assets                  179        187           366         49       (14)         --         401
--------------------------------------------------------------------------------------------------------------------------
Assets                                       3,575      6,049         9,624      1,766      1,406        377      13,173
--------------------------------------------------------------------------------------------------------------------------



                                                                   Total
                                                                specialized                         Corporate
                                                                information/                           and
BUSINESS SEGMENTS - 1995                     TCPI      TFPPG     publishing      TN       TTG(1)     other(2)    Total
--------------------------------------------------------------------------------------------------------------------------
Sales                                        2,313      1,287         3,600      1,250      2,375         --       7,225
--------------------------------------------------------------------------------------------------------------------------
Earnings before interest, tax
    depreciation and amortization              543        293           836        277        173       (49)       1,237
Depreciation                                  (132)       (71)         (203)       (61)       (71)        --        (335)
--------------------------------------------------------------------------------------------------------------------------
Operating profit before amortization           411        222           633        216        102       (49)         902
Amortization                                   (67)       (42)         (109)       (29)        (4)        --        (142)
--------------------------------------------------------------------------------------------------------------------------
Operating profit after amortization            344        180           524        187         98       (49)         760
--------------------------------------------------------------------------------------------------------------------------
Acquisitions of businesses                     146        192           338         24         35         --         397
--------------------------------------------------------------------------------------------------------------------------
Net additions to fixed assets                  175        108           283         56         87         --         426
--------------------------------------------------------------------------------------------------------------------------
Assets                                       3,617      2,336         5,953      1,799      1,374        831       9,957
--------------------------------------------------------------------------------------------------------------------------

(1) Thomson Travel's operating profit before amortization excludes $23 million (1995 - $23 million) of net interest income.

(2) Corporate costs comprise unallocated central costs. Corporate assets principally comprise cash and, in 1995, include the receivable from the sale of UK newspapers.

                                              United       United                      Other      Corporate
GEOGRAPHIC SEGMENTS - 1996                    States       Kingdom       Canada      countries   and other(1)     Total
---------------------------------------------------------------------------------------------------------------------------
Sales by country of origin                       4,109        2,897           458          259            --        7,723
---------------------------------------------------------------------------------------------------------------------------
Earnings before interest, tax
   depreciation and amortization                 1,041          249            66           50          (70)        1,336
Depreciation                                      (261)         (83)          (18)          (9)           --         (371)
---------------------------------------------------------------------------------------------------------------------------
Operating profit before amortization               780          166            48           41           (70)         965
Amortization                                      (158)         (14)           (3)          (8)           --         (183)
---------------------------------------------------------------------------------------------------------------------------
Operating profit after amortization                622          152            45           33          (70)          782
---------------------------------------------------------------------------------------------------------------------------
Assets                                          10,055        1,990           364          387           377       13,173
---------------------------------------------------------------------------------------------------------------------------



                                              United       United                      Other      Corporate
GEOGRAPHIC SEGMENTS - 1995                    States       Kingdom       Canada      countries   and other(1)     Total
---------------------------------------------------------------------------------------------------------------------------
Sales by country of origin                       3,336        3,145           483          261            --        7,225
---------------------------------------------------------------------------------------------------------------------------
Earnings before interest, tax
   depreciation and amortization                   832          340            70           44           (49)       1,237
Depreciation                                      (204)        (104)          (18)          (9)           --         (335)
---------------------------------------------------------------------------------------------------------------------------
Operating profit before amortization               628          236            52           35           (49)         902
Amortization                                      (117)         (15)           (2)          (8)           --         (142)
---------------------------------------------------------------------------------------------------------------------------
Operating profit after amortization                511          221            50           27           (49)         760
---------------------------------------------------------------------------------------------------------------------------
Assets                                           6,414        1,952           349          411           831        9,957
---------------------------------------------------------------------------------------------------------------------------

(1) Corporate costs comprise unallocated central costs. Corporate assets principally comprise cash and, in 1995, the receivable from the sale of UK newspapers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unless otherwise stated all figures are in millions of US dollars)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements of TTC include all effectively controlled companies and the proportionate share in joint venture interests and are prepared in accordance with accounting principles generally accepted in Canada.

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those statistics.

FOREIGN CURRENCY

Assets and liabilities of self-sustaining subsidiaries denominated in currencies other than US dollars are translated at December 31 rates of exchange and the results of their operations are translated at average rates of exchange for the year. The resulting translation adjustments are accumulated in a separate component of shareholders' equity. Other currency gains or losses are included in earnings.

         The rates of exchange used to translate amounts expressed in the significant currencies other than US dollars are as follows:

                                                              1996                1995
---------------------------------------------------------------------------------------------
         Pound sterling (US$ /pound sterling1)               $  0.95              $   1.34
---------------------------------------------------------------------------------------------
         Average for the year                                $  1.56              $   1.58
         At December 31                                      $  1.71              $   1.55
---------------------------------------------------------------------------------------------
         Canadian dollar (US$ / Cdn$1)
---------------------------------------------------------------------------------------------
         Average for the year                                $  0.73              $   0.73
         At December 31                                      $  0.73              $   0.73
---------------------------------------------------------------------------------------------

INVENTORIES

Inventories comprise principally finished goods and are valued at the lower of cost and net realizable value. Cost is determined principally on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated on a straight line basis over their estimated useful lives as follows:

                  Buildings and building improvements      10-40 years
                  Machinery and equipment                   3-20 years
                  Newspaper presses                        20-25 years
                  Computer hardware and software             3-5 years

AIRCRAFT AND SPARES

Aircraft and spares are depreciated on a straight line basis over the estimated useful lives, ranging from 14 to 20 years.

PUBLISHING RIGHTS, CIRCULATION AND GOODWILL

Publishing rights and circulation are recorded at acquisition cost and are amortized over periods not exceeding 40 years. Goodwill represents the excess of the cost of the investment in acquired businesses over values attributed to underlying net tangible assets, publishing rights and circulation, and is amortized over periods not exceeding 40 years.

         The carrying values of publishing rights, circulation and goodwill are periodically reviewed to determine if any permanent impairment has occurred. Impairment is measured by comparing the undiscounted amount of expected future operating cash flows with the unamortized balances of these assets. Any permanent impairment in the amount of publishing rights, circulation and good will is expensed.

DERIVATIVE FINANCIAL INSTRUMENTS

TTC enters into hedging arrangements through the forward currency exchange and swap markets to reduce its exposure to currency and interest rate fluctuations. While the hedging instruments are subject to the risk of loss from changes in interest and exchange rates, these losses are offset by gains on the exposures being hedged.

         Gains and losses on derivative contracts designed as hedges of existing assets and liabilities are accrued as exchange rates change, thereby offsetting gains and losses from the underlying assets and liabilities.

         Gains and losses on foreign exchange contracts used to hedge anticipated transactions are deferred and included in earnings when the transactions being hedged are recognized.

         The differential paid or received on interest rate swap agreements is recognized as part of net interest expense.

CHANGE IN ACCOUNTING POLICY FOR FINANCIAL INSTRUMENTS

Effective in 1996, TTC adopted the new Canadian Institute of Chartered Accountants accounting recommendations for the presentation and disclosure of financial instruments. As a result, the accounting for and presentation of non-US dollar denominated debt hedged into US dollars by derivative contracts has been changed. Previously, such debt was translated at the rate established in the derivative contract and separate accounting recognition was not given to the derivative contract. Under the new recommendations, the primary debt instruments are translated at year-end exchange rates. The related receivables or payables arising from the translation gains and losses on the derivative contracts, which effectively offset the gains and losses on translation of the debt, are included within 'Other assets' or 'Other liabilities' as appropriate. These recommendations, which have no impact on earnings or cash flow, have been applied retroactively and the December 31, 1995 balance sheet has been reclassified.

DEFERRED REVENUE

Inclusive tour revenue is included in deferred revenue until the date of tour departure.

         Subscription revenue received in advance of the delivery of services or publications is included in deferred revenue and as services are rendered or publications sent to subscribers the proportionate share is recognized as revenue.

DEFERRED INCOME TAXES

The tax allocation method is followed in providing for income taxes whereby earnings are charged with income taxes relating to reported profits. Differences between such taxes and taxes currently payable, which result from timing differences between the recognition of income and expenses for accounting and tax purposes, are reflected as deferred income taxes.

COMPARATIVE FIGURES

The comparative figures have been reclassified where necessary to conform with the current year's presentation.

2.       NET INTEREST EXPENSE AND OTHER FINANCING COSTS

                                                                  1996                1995
-----------------------------------------------------------------------------------------------
        Interest income                                             42                  50
        Interest on short-term indebtedness                        (22)                (28)
        Interest on long-term debt and finance leases             (297)               (247)
-----------------------------------------------------------------------------------------------
                                                                  (277)               (225)
-----------------------------------------------------------------------------------------------

3.       INCOME TAXES

Income taxes of $93 million (1995 - $86 million) as a percentage of earnings before income taxes and preference dividends were 13.8% (1995 - 9.7%). Excluding the net gains from disposals of businesses, the effective tax rate was 15.8% (1995 - 16.1%). This effective tax rate differs from the Canadian corporate tax rate of approximately 44% due principally to the effect of lower tax rates in other countries where TTC has operating and finance subsidiaries, and to the use of tax losses.

         TTC and its subsidiaries have certain loss carryforwards, the benefits of which have not been recorded in these consolidated financial statements. These tax loss carryforwards approximate $350 million and expire between 1997 and 2010. The ability to realize these benefits is dependent upon a number of factors including the future profitability of operations in the jurisdictions in which the tax losses arose.

4.       EARNINGS AND CASH FLOW PER COMMON SHARE

The weighted average number of common shares outstanding in 1996 was 598,537,029 (1995 - 589,304,500).

5.       PROPERTY AND EQUIPMENT

                                                                                              1996                1995
--------------------------------------------------------------------------------------------------------------------------
         Land and buildings                                                                    630                 561
         Machinery and equipment and newspaper presses                                       1,461               1,279
         Newspaper presses held under finance leases                                            --                  45
         Computer hardware and software                                                      1,042                 850
--------------------------------------------------------------------------------------------------------------------------
                                                                                             3,133               2,735
         Accumulated depreciation                                                           (1,443)             (1,304)
--------------------------------------------------------------------------------------------------------------------------
                                                                                             1,690               1,431
--------------------------------------------------------------------------------------------------------------------------

The depreciation charge in 1996 was $337 million (1995 - $298 million).

6.       AIRCRAFT AND SPARES

                                                                                              1996                1995
--------------------------------------------------------------------------------------------------------------------------
         Aircraft and spares                                                                   251                 278
         Aircraft held under finance leases                                                    724                 658
--------------------------------------------------------------------------------------------------------------------------
                                                                                               975                 936
         Accumulated depreciation                                                             (225)               (174)
--------------------------------------------------------------------------------------------------------------------------
                                                                                               750                 762
--------------------------------------------------------------------------------------------------------------------------

The depreciation charge in 1996 was $34 million (1995 - $37 million).

7.       PUBLISHING RIGHTS AND CIRCULATION

                                                                                              1996                1995
--------------------------------------------------------------------------------------------------------------------------
         Publishing rights and circulation                                                   5,604               3,627
         Accumulated amortization                                                             (504)               (425)
--------------------------------------------------------------------------------------------------------------------------
                                                                                             5,100               3,202
--------------------------------------------------------------------------------------------------------------------------

The amortization charge in 1996 was $117 million (1995 - $92 million).

8.       GOODWILL

                                                                                             1996                 1995
--------------------------------------------------------------------------------------------------------------------------
         Goodwill                                                                           3,247                2,121
         Accumulated amortization                                                            (405)                (353)
--------------------------------------------------------------------------------------------------------------------------
                                                                                            2,842                1,768
--------------------------------------------------------------------------------------------------------------------------

The amortization charge in 1996 was $66 million (1995 - $50 million).


9.       FINANCIAL INSTRUMENTS

CARRYING AMOUNTS

Amounts recorded in the consolidated balance sheet are referred to as "carrying amounts" and are based on year-end exchange rates, as applicable.

FAIR VALUES

The fair values of cash and short-term investments, accounts receivable, short-term indebtedness and accounts payable approximate their carrying amounts because of the short-term maturity of these instruments. The fair value of long-term debt, including the current portion, is estimated based on either quoted market prices for similar issues or current rates offered to TTC for debt of the same maturity. The fair values of forward contracts and interest rate swaps are estimated based upon discounted cash flows using applicable current market rates.

CREDIT RISK

TTC attempts to minimize its credit exposure to counterparties by only entering into derivative contracts with major investment grade international financial institutions.

LONG-TERM DEBT

                                                                    As at December 31, 1996
                                                     CARRYING AMOUNT                         FAIR VALUE
-----------------------------------------------------------------------------    ----------------------------------
                                              Primary    Currency                   Primary    Currency
                                               debt        swap      Hedged          debt        swap       Hedged
                                           instruments  instruments   debt        instruments  instruments    debt
-----------------------------------------------------------------------------    ----------------------------------

    Bank and other                              2,622      (151)      2,471          2,627       (147)      2,480
    9.15% Debentures, due 1998                    183         40        223            197         24         221
    10.55% Debentures, due 2001                   183         33        216            215         --         215
    7.90% Debentures, due 2002                    183         27        210            198         10         208
    7.70% Debentures, due 2003                    183         13        196            195         (2)        193
    9.15% Debentures, due 2004                    183        (1)        182            209        (32)        177
    7.95% Debentures, due 2005                    183          3        186            196        (11)        185
    7.15% Debentures, due 2006                    183          2        185            186         (6)        180
    Floating rate notes, due 2000                 150         --        150            150         --         150
    Private placements, due 1999-2006             675         --        675            696         --         696
-----------------------------------------------------------------------------    ----------------------------------
                                                4,728       (34)      4,694          4,869       (164)      4,705
-----------------------------------------------------------------------------    ----------------------------------
    Current portion                              (134)       12        (122)
-----------------------------------------------------------------------------
                                                4,594       (22)      4,572
-----------------------------------------------------------------------------

                                                                    As at December 31, 1995
                                                     CARRYING AMOUNT                         FAIR VALUE
-----------------------------------------------------------------------------    ----------------------------------
                                              Primary     Currency                   Primary    Currency
                                               debt         swap      Hedged          debt        swap       Hedged
                                            instruments  instruments   debt        instruments  instruments    debt
-----------------------------------------------------------------------------    ----------------------------------
    Bank and other                                828          1        829            826          2         828
    10.15% Debentures, due 1996                   110         15        125            112         15         127
    9.15% Debentures, due 1998                    183         40        223            197         24         221
    10.55% Debentures, due 2001                   183         33        216            211          1         212
    7.90% Debentures, due 2002                    183         26        209            191         16         207
    7.70% Debentures, due 2003                    183         13        196            186          7         193
    9.15% Debentures, due 2004                    183         (1)       182            203        (25)        178
    7.95% Debentures, due 2005                    183          3        186            188         (3)        185
    Floating rate notes, due 2000                 150         --        150            150         --         150
    Private placements, due 1999-2006             675         --        675            723         --         723
-----------------------------------------------------------------------------    ----------------------------------
                                                2,861        130      2,991          2,987         37       3,024
-----------------------------------------------------------------------------    ----------------------------------
    Current portion                              (146)       (15)      (161)
-----------------------------------------------------------------------------
                                                2,715        115      2,830
-----------------------------------------------------------------------------

Bank and other debt at December 31, 1996 are primarily pound sterling denominated (1995-US dollar denominated) and are largely hedged into US dollars. All the debentures are

Canadian dollar denominated and are fully hedged into US dollars. The floating rate notes and private placements are US dollar denominated.

After taking account of the hedging arrangements, the carrying amount of long-term debt, all of which is unsecured, is denominated in the following currencies:

                                                   1996                1995
-------------------------------------------------------------------------------
    US dollar                                     4,502               2,858
    Other currencies                                102                 133
-------------------------------------------------------------------------------
                                                  4,694               2,991
-------------------------------------------------------------------------------

Maturities of long-term debt, after accounting for hedges, in each of the next five years and thereafter are: $122 million in 1997, $1,402 million in 1998, $179 million in 1999, $429 million in 2000, $271 million in 2001 and $2,291 million in 2002 and thereafter.

    At December 31, 1996, undrawn bank facilities, which have various expiration dates through 2002, amounted to approximately $1,475 million.

FINANCE LEASES

The fair values of finance lease obligations approximate their carrying amounts. The obligations, which are principally in respect of aircraft, are as follows:

                                                                  1996                1995
----------------------------------------------------------------------------------------------
    Aircraft                                                       266                 254
    Newspaper presses and other equipment                            6                  50
----------------------------------------------------------------------------------------------
                                                                   272                 304


                                                                  1996                1995
----------------------------------------------------------------------------------------------
    Total future minimum lease payments                            353                 432
    Imputed interest                                               (81)               (128)
----------------------------------------------------------------------------------------------
                                                                   272                 304
----------------------------------------------------------------------------------------------
    Portion included in current liabilities                        (21)                (19)
----------------------------------------------------------------------------------------------
                                                                   251                 285
----------------------------------------------------------------------------------------------

The outstanding finance lease obligations, net of imputed interest, are denominated in the following currencies:

                                                        1996                1995
------------------------------------------------------------------------------------
    US dollar                                              5                  35
    Other currencies                                     267                 269
------------------------------------------------------------------------------------
                                                         272                 304
------------------------------------------------------------------------------------

INTEREST RATE RISK EXPOSURES

TTC enters into interest rate swap agreements to reduce the impact of changes in interest rates on floating rate debt and finance leases. The national amount of interest rate swap agreements is used to measure interest to be paid or received and does not represent the amount of exposure to credit loss. The fair value of interest rate swap agreements is not significant. Floating interest rate long-term debt and finance leases are LIBOR based and consequently interest rates are reset periodically. TTC's exposures to interest rate risk on total long-term debt and finance leases as at December 31, 1996 are summarized as follows:

                                                                                                           WITH
                                                                                                         FLOATING
                                                                                                         INTEREST
                              WITH FIXED INTEREST RATES MATURING IN:                                       RATES        TOTAL
---------------------------------------------------------------------------------------------------------------------------------
                                   Less than 1        1 to 5           More than
                                       year            years            5 years        Total fixed
---------------------------------------------------------------------------------------------------------------------------------
Long-term debt*                         20             1,055             1,048            2,123             2,571        4,694
Interest rate swaps                     --             1,521               351            1,872            (1,872)          --
---------------------------------------------------------------------------------------------------------------------------------
                                        20             2,576             1,399            3,995               699        4,694
---------------------------------------------------------------------------------------------------------------------------------
Finance leases                          --                --                --               --               272          272
Interest rate swaps                     --                90                --               90               (90)          --
---------------------------------------------------------------------------------------------------------------------------------
                                        --                90                --               90               182          272
---------------------------------------------------------------------------------------------------------------------------------
Total long-term debt*
    and finance leases                  20             2,666             1,399            4,085               881        4,966
---------------------------------------------------------------------------------------------------------------------------------

*   After currency swaps

After taking account of hedging arrangements, the fixed and floating mix of long-term debt and finance leases is as follows:

                                                                                AVERAGE
                                                                                INTEREST                             Average
                                                                  1996           RATE               1995          interest rate
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt
    Fixed interest rate                                           3,995            6.7%              1,682             7.2%
    Floating interest rate                                          699            6.2%              1,309             6.0%
--------------------------------------------------------------------------------------------------------------------------------
                                                                  4,694            6.6%              2,991             6.7%
--------------------------------------------------------------------------------------------------------------------------------
Finance leases
    Fixed interest rate                                              90            9.0%                107             8.2%
    Floating interest rate                                          182            5.0%                197             5.1%
--------------------------------------------------------------------------------------------------------------------------------
                                                                    272            6.3%                304             6.2%
--------------------------------------------------------------------------------------------------------------------------------


                                                                                 % SHARE                             % Share
--------------------------------------------------------------------------------------------------------------------------------
    Total Fixed                                                   4,085             82%              1,789              54%
    Total Floating                                                  881             18%              1,506              46%
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                  4,966            100%              3,295             100%
--------------------------------------------------------------------------------------------------------------------------------


HEDGES OF NET INVESTMENTS IN FOREIGN AFFILIATES

TTC has hedged a major part of its investments in non-US dollar denominated net assets by way of forward exchange contracts. In the following summary of net asset hedges outstanding, the "contractual amount" represents the contracted US dollar equivalent of commitments to sell foreign currencies, principally pounds starling. These contracts mature at various dates through 2004.

Net asset hedges outstanding:

                                                         1996                 1995
-------------------------------------------------------------------------------------------
Contractual amount                                        938                1,357
Carrying amount - gain (loss)                             (88)                   2
Fair value - gain (loss)                                  (71)                  10
-------------------------------------------------------------------------------------------

HEDGES OF ANTICIPATED TRANSACTIONS

TTC enters into forward exchange contracts to hedge certain anticipated, but not yet committed, transaction exposures denominated in foreign currencies. Forward contracts totalling $1,191 million relating to anticipated transactions (principally within TTC) and which mature on various dates through 1999 were outstanding at the end of 1996. The fair value of these contracts at December 31, 1996 was a loss of $111 million.

10.      PREFERENCE SHARE CAPITAL

                                                          1996                                            1995
--------------------------------------------------------------------------------------------------------------------------------
                                            NUMBER OF                                        Number of
                                              SHARES              STATED CAPITAL              shares              Stated capital
--------------------------------------------------------------------------------------------------------------------------------
Series II                                   6,000,000                  110                 6,000,000                   110
Series V                                   18,000,000                  332                        --                    --
--------------------------------------------------------------------------------------------------------------------------------
                                                                       442                                             110
--------------------------------------------------------------------------------------------------------------------------------


The authorized preference share capital of TTC is an unlimited number of preference shares without par value. The directors are authorized to issue preference shares without par value in one or more series, and to determine the number of shares in and terms attaching to each such series.

SERIES II, CUMULATIVE REDEEMABLE PREFERENCE SHARES

The Series II preference shares are non-voting and are redeemable at the option of TTC for Cdn $25.00 per share, together with accrued dividends. Dividends are payable quarterly thereon at an annual rate of 70% of the Canadian bank prime rate applied to the stated capital of such shares. The total number of authorized Series II preference shares is 6,000,000.

SERIES V, CUMULATIVE REDEEMABLE PREFERENCE SHARES

In December 1996, TTC issued Cdn $450 million of Series V cumulative redeemable preference shares. These preference shares are non-voting and are redeemable at the option of TTC on January 2, 2002, for Cdn $25.00 per share and thereafter for Cdn $25.50, together with accrued dividends. Through January 1, 2002, the dividends are payable quarterly at Cdn $1.25 per share per annum. Subsequent to January 1, 2002, dividends will be payable monthly at a rate which floats in relation to changes in both the Canadian bank prime rate and the calculated trading price of the Series V preference shares. In no event, however, will the annual floating dividend rate applicable for a month be less than 50% of prime or greater than prime. The total number of authorized Series V preference shares is 18,000,000. The cost of the issue has been charged to retained earnings.

11.      COMMON SHARE CAPITAL AND DIVIDENDS
TTC COMMON SHARES

                                                           1996                               1995
-----------------------------------------------------------------------------------------------------------------------
                                                NUMBER OF             STATED           Number of              Stated
                                                 SHARES              CAPITAL           shares                capital
-----------------------------------------------------------------------------------------------------------------------
s
Balance at beginning of year                   594,732,256              843           585,487,730               720
-----------------------------------------------------------------------------------------------------------------------
Issued                                           8,783,060              150             9,244,526               123
-----------------------------------------------------------------------------------------------------------------------
Balance at end of year                         603,515,316              993           594,732,256               843
-----------------------------------------------------------------------------------------------------------------------

The common shares are voting shares. The authorized common share capital of TTC is an unlimited number of shares.

         Holders of the common shares may participate in the dividend reinvestment plan under which cash dividends are automatically reinvested in new common shares having a value equal to the cash dividend. Such shares are valued at the weighted average price at which the common shares were traded on The Toronto Stock Exchange during the five trading days immediately preceding the record date for such dividend. All of the share issues made in 1996 and 1995 were in connection with the dividend reinvestment plan.

TTCPLC COMMON SHARES

Linked to 235,439,882 of the common shares of TTC (1995 - 258,562,534) are the same number of related common shares of The Thomson Corporation PLC (TTCPLC) at par value of one sterling penny each. Included in the stated capital of TTC is $4 million (1995 - $4 million) in respect of these shares.

         The authorized common share capital of TTCPLC is 300,000,000 shares of one sterling penny each. The TTCPLC common shares are non-voting and may be redeemed by TTCPLC at any time at their par value on not less than one month's prior notice. All of the voting ordinary shares of TTCPLC are held indirectly by TTC.

         Dividends will be paid on the TTCPLC common shares in pounds sterling unless the shareholder has elected to received dividends on the related TTC common shares. Dividends on the TTCPLC common shares are payable in priority to dividends on the TTCPLC voting ordinary shares.

         A holder of TTC common shares, who does not also hold related common shares of TTCPLC, has the ability to acquire one related common share of TTCPLC for each common share of TTC held by such shareholder upon payment of one sterling penny for each share so acquired. In 1996, 865,833 (1995 - 23,295,120) common shares of TTCPLC were issued on this basis.

         Holders of the TTCPLC common shares may also participate in the dividend reinvestment plan and during 1996, 574,188 (1995 - 644,597) of such shares were issued under the plan.

         If at any time, any TTCPLC common shares are both registered on the Canadian branch register of TTCPLC and held by shareholders who have elected to receive dividends on their common shares of TTC rather than on the related TTCPLC common shares, such TTCPLC common shares will be redeemed by TTCPLC at par. During 1996, 24,562,673 (1995 - 2,045,747) TTCPLC common shares were redeemed in this way.

DIVIDENDS

Dividends on the TTC common shares are declared and payable in US dollars. Dividends declared per common share in 1996 were 55.75 cents (1995 - 51.25 cents). Equivalent dividends of 35.982 pence (1995 - 32.4518 pence) were paid per related common share of TTCPLC. Shareholders have the option of receiving dividends on the TTC common shares in equivalent Canadian funds.

         In the consolidated statement of changes in cash position, dividends paid on common shares are shown net of $65 million (1995 - $94 million) reinvested in common shares issued under the dividend reinvestment plan and $85 million (1995 - $29 million) by way of private placements of common shares to TTC's major shareholders. These private placements discharged, in part, the commitment of TTC's major shareholders to participate in the plan to the extent of at least 50% of the dividends received on the TTC common shares directly and indirectly owned by them. TTC's major shareholders acquired these common shares on the same terms and conditions under which TTC issues common shares to shareholders participating in the plan.

12.      PENSION PLANS

TTC maintains pension plans which cover most os its employees. TTC uses the accrued benefit actuarial method and best estimate assumptions to determine pension costs, liabilities and other pension information for defined benefit plans.

                                                                                  1996               1995
-----------------------------------------------------------------------------------------------------------------
Aggregate defined benefit plan details:
Pension expense for the year                                                         6                 13
Present value of accumulated benefit obligation as at December 31                  788                605
Market value of plan assets as at December 31                                    1,183                782
-----------------------------------------------------------------------------------------------------------------

Pension expense for the year in respect of defined contribution plans was $39 million (1995 - $38 million). Other post-employment benefit arrangements vary by business and geographic segment and, where they do exist, the cost of these are expensed as incurred.

13.      CONTINGENCIES AND COMMITMENTS

OPERATING LEASES

Operating lease payments in 1996 were $199 million (1995 - $166 million). The future minimum operating lease payments are $213 million in 1997, $197 million in 1988, $156 million in 1999, $132 million in 2000, $102 million in 2001 and $633 million in 2002 and thereafter.

CAPITAL COMMITMENTS

Capital expenditures contracted for, but for which no related liability had been incurred at December 31, 1996, amounted to $123 million (1995 - $197 million), principally in respect of orders for two aircraft, one of which will be delivered in 1997 and one in 1998.

14.      ACQUISITIONS AND DISPOSALS OF BUSINESSES

Businesses were acquired during the year for an aggregate cash consideration of $3,793 million (1995 - $397 million). All acquisitions have been accounted for on the purchase basis and the results of acquired businesses are included in the consolidated financial statements from the dates of acquisition.

                  Details of net assets acquired are as follows:

                                                       OTHER       TOTAL                                1996          1995
                                            WEST        I/P         I/P          TN         TTG         TOTAL         TOTAL
------------------------------------------------------------------------------------------------------------------------------
Working capital, including cash of
     $276 million (1995 - $17 million)       257          (15)        242          6          1          249           (23)
Property and equipment                       231           14         245         46          2          293            10
Publishing rights and circulation          2,009           87       2,096         12         --        2,108           272
Goodwill                                   1,030          107       1,137        107         21        1,265           146
Other net liabilities                       (102)         (19)       (121)        --         (1)        (122)           (8)
------------------------------------------------------------------------------------------------------------------------------
Total                                      3,425          174       3,599        171         23        3,793           397
------------------------------------------------------------------------------------------------------------------------------

Allocations related to certain acquisitions may be subject to adjustment pending final valuation.

         On June 20, 1996, TTC acquired all the outstanding shares of West Publishing Company (West) for $3,425 million in cash. West is a leading US legal publisher best known for its WESTLAW online research service and its database of editorially-enhanced primary law.

         In 1996, TTC sold 17 US and 14 Canadian newspapers as well as several other businesses in TCPI, most notably the remaining UK regional newspaper centre in Aberdeen, Scotland, for total proceeds of $707 million.

         In 1995, TTC completed the sale of its UK regional newspaper centres, except for Aberdeen for total proceeds of $589 million, of which $147 million was received in 1995 with the balance received in 1996. In additional, TTC sold 25 US and 21 Canadian newspapers as well as several other businesses, principally within TCPI, for total proceeds of $424 million.

15.      RELATED PARTY TRANSACTION

In June 1993, TTC acquired certain land development assets in the US from an affiliate of The Woodbridge Company Limited which had previously acquired such assets from Markborough Properties. Through Woodbridge and its affiliates, the Thomson family owns approximately 73% of the common shares of TTC and approximately 64% of the common shares of Markborough. The transaction was reviewed by a committee of independent directors of TTC and determined to be fair and reasonable to its minority shareholders.

         The purchase price as $30 million with additional amounts payable in 1998. The additional amounts payable shall be a portion of the cash generated to June 1998 from the properties acquired, plus the independently determined values of properties unsold at that date. At December 31, 1996, based on cash generated to that date, an additional purchase price payable of $123 million (1995 - $98 million) has been recorded in 'Other liabilities'. The extent to which TTC will benefit from tax losses relating to such properties will depend on the total amount generated by the properties acquired.

16.      INVESTMENT IN JOINT VENTURE PARTNERSHIP

Augusta Newsprint Company is an equal joint venture partnership between TTC and Abitibi- Price Inc. The partnership operates a newsprint mill in Augusta, Georgia and owns related woodlands. Summarized financial information relating to TTC's 50% share of the joint venture is as follows:

                                                                     1996                  1995
----------------------------------------------------------------------------------------------------------
Consolidated balance sheet
         Current assets                                                17                   39
         Long-term assets                                              97                  104
         Current liabilities                                           10                   12
         Long-term liabilities                                         29                   48
Consolidated statement of earnings
         Sales                                                        112                  123
         Profit before income taxes                                    26                   32
Consolidated statement of changes in cash position
         Cash flow provided by (used for):
                  Operations                                           43                   36
                  Investing activities                                 (4)                  (7)
                  Financing activities                                (23)                 (22)
----------------------------------------------------------------------------------------------------------


17.      CUMULATIVE TRANSLATION ADJUSTMENT
An analysis of the cumulative translation losses shown separately in shareholders' equity is as follows:

                                                          1996                1995
-----------------------------------------------------------------------------------------
Balance at beginning of year                             (264)                (335)

Realized from disposals of businesses                       5                   64

Translation and other                                      (2)                   7
-----------------------------------------------------------------------------------------
Balance at end of year                                   (261)                (264)
-----------------------------------------------------------------------------------------


18. SEGMENTED INFORMATION See pages 6 and 7.